EXHIBIT 99.1

Capstone Turbine (Nasdaq: CPST) Enacts Business Continuity Plan IN RESPONSE TO COVID-19 Designed to Keep Employees Safe and Support Adjusted EBITDA Positive Goal

Leadership Team and Top Executives Voluntarily Take Salary Reductions

VAN NUYS, CA / ACCESSWIRE / March 24, 2020 / Capstone Turbine Corporation (www.capstoneturbine.com) (Nasdaq: CPST), the world’s leading clean technology manufacturer of microturbine energy systems, announced today that in response to the global COVID-19 pandemic it has enacted a new Business Continuity Plan designed to keep employees safe as well as support the company’s stated goal of reaching Adjusted EBITDA positive in the upcoming June quarter. A critical part of the Business Continuity Plan is the Capstone Leadership Team volunteering to take a 25% temporary salary cut as well as the fiscal 2020 Executive Bonus in equity in lieu of cash if earned. In addition, approximately 25 other top company managers volunteered to take a similar 15% reduction in salary.

“With over 1000 confirmed cases in California and a “Shelter-in-Place” order for all of California, we enacted an emergency Business Continuity Plan designed to keep employees safe, continue to support our critical Aftermarket Factory Protection Plan (FPP) long-term service contracts and spare parts deliveries to our Essential Critical Infrastructure Customers, such as Energy, Health Care, Wastewater Treatment, etc. as well as to sustain our key long-term business initiatives,” said Darren Jamison, President and Chief Executive Officer of Capstone. “In these unprecedented and uncertain times, the health and safety of our Capstone and distributor employees, their families, and our communities are of the highest importance as well as doing everything possible to still deliver on our stated goal of positive EBITDA by reducing operating expenses and leveraging our high margin reoccurring revenue streams,” added Mr. Jamison.

As part of the comprehensive Business Continuity Plan, Capstone is taking the following steps:

1.

Beginning March 30th, Capstone is furloughing approximately 70% of its direct workforce, leaving behind only staff deemed essential for day-to-day administrative operations for a minimum period of 45 days. This will ensure those who remain can more easily practice safe and proper social distancing.

2.

During this period (March 30th – May 18th), Capstone will have a limited production capability of new microturbine products, but has recently pre-built approximately 5MW of microturbine finished goods for shipment during this period of suspended production.

3.

Capstone will maintain a crew of essential operations employees to manufacture service engines, remanufacture spare parts and provide service spares in support of FPPs and global distributor spare parts orders and is pre-building and shipping immediately to sustain our critical customer sites during this time of uncertainty.

The proposed Capstone COVID-19 Business Continuity Plan provides the following benefits to employees, distribution partners, and company shareholders:

•	Provides the generally recommended safety environment for our employees while still maintaining liquidity and business continuity
•	Supports our Essential Critical Infrastructure Customers globally with reliable energy to maintain operations at hospitals, clean water facilities, and other critical services
•	Maintains all employees’ health insurance during the period of business interruption
•	Continues to support the critical aftermarket business and 60+ worldwide distributors
•	Complies with the LA County “Shelter-at-Home” restriction and the WARN Act both Federal and State (California)
•	Provides the flexibility to bring back employees sooner if conditions improve
•	Provides operating expense reduction with the lowest risk of employee turnover
•	Best supports Management’s goal of Q1 FY21 Positive Adjusted EBITDA

“I was overwhelmed by how quickly the executive leadership of the company volunteered to reduce their salaries to support our ability to provide medical benefits for all furloughed employees as well as to reduce operating expenses to offset the impact of lower revenues as a result of COVID-19,” concluded Mr. Jamison.

Capstone expects the ongoing, global economic impact from the COVID-19 pandemic to have an adverse impact on its revenue and adjusted EBITDA for the fourth quarter of Fiscal 2020 and also may have an adverse impact on its financial condition and results of operations for the first quarter of Fiscal 2021. Although Capstone is currently attempting to take all reasonable steps to mitigate the impact of the COVID-19 pandemic, the COVID-19 pandemic will negatively impact its net income and adjusted EBITDA in Fiscal 2020, which includes losses related to new product order delays for ongoing projects, backlog pushouts in the oil and gas markets, witness test cancellations due to travel restrictions, supply chain shortages caused by vendor manufacturing plant shutdowns, increased logistics costs caused by flight cancellations, border shutdowns and lack of personnel to move freight, and anticipated order cancellations, among other challenges. Capstone may also be unable to comply with the financial and other material covenants under its debt and other material agreements, and may not be able to negotiate waivers or amendments to such material agreements in order to maintain ongoing compliance. In addition, if Capstone experiences any additional unexpected delays in the resumption of its full production capacity or incurs additional unanticipated costs and expenses as a result of the COVID-19 pandemic, such production delays and unanticipated costs and expenses will have a further adverse impact on Capstone’s business, financial condition and results of operations in Fiscal 2020 and 2021.

About Capstone Turbine Corporation

Capstone Turbine Corporation (www.capstoneturbine.com) (NASDAQ: CPST) is the world’s leading producer of highly efficient, low-emission, resilient microturbine energy systems. Capstone microturbines serve multiple vertical markets worldwide, including natural resources, energy efficiency, renewable energy, critical power supply, transportation and microgrids. Capstone offers a comprehensive product lineup, providing scalable systems focusing on 30 kWs to 10 MWs that operate on a variety of gaseous or liquid fuels and are the ideal solution for today's distributed power generation needs. To date, Capstone has shipped over 9,000 units to 73 countries and in FY19, saved customers an estimated $253 million in annual energy costs and 350,000 tons of carbon.

For more information about the company, please visit www.capstoneturbine.com. Follow Capstone Turbine on Twitter,  LinkedIn,  Instagram, and YouTube.

Forward-Looking Statements

This press release contains “forward-looking statements,” as that term is used in the federal securities laws. Forward-looking statements may be identified by words such as “expects,” “believes,” “objective,” “intend,” “targeted,” “plan” and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone’s filings with the Securities and Exchange Commission that may cause Capstone’s actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

“Capstone” and “Capstone Microturbine” are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

CONTACT:Capstone Turbine Corporation

Investor and investment media inquiries:

818-407-3628

ir@capstoneturbine.com

Integra Investor Relations

Shawn M. Severson

415-226-7747

cpst@integra-ir.com